Exhibit 21

Subsidiaries of The Middleby Corporation

Name of Subsidiary	State/Country of Incorporation/Organization

Alkar Holdings, Inc.	Wisconsin

Alkar-RapidPak, Inc.	Wisconsin

Alkar-RapidPak Brasil, LLC	Wisconsin

Blodgett Holdings, Inc.	Delaware

Carter-Hoffmann LLC	Delaware

Cloverleaf Properties, Inc.	Vermont

Fab-Asia Inc.	Philippines

Frialator International Limited (UK)	United Kingdom

G.S. Blodgett Corporation	Vermont

G.S. Blodgett International, LTD	Barbados

Houno A/S	Denmark

Houno Holdings LLC	Delaware

Houno Svenska AB	Sweden

Jade Range LLC	Delaware

MagiKitch'n Inc.	Pennsylvania

Meat Processing Equipment LLC	Delaware

Middleby Asia Ltd	Hong Kong

Middleby China Corporation	Peoples Republic of China

Middleby Cooking System
Manufacturing (Shanghai) Corporation	Peoples Republic of China

Middleby Espana SL	Spain

Middleby Marshall Holding, LLC	Delaware

Middleby Marshall, Inc.	Delaware

Middleby Mexico SA de CV	Mexico

Middleby Philippines Corporation	Philippines

Middleby Worldwide, Inc.	Florida

Middleby Worldwide Korea Co., LTD	Korea

Middleby Worldwide Philippines	Philippines

Middleby Worldwide (Taiwan) Co., LTD	Republic of China

Pitco Frialator, Inc.	New Hampshire

Wells Bloomfield LLC	Delaware